Exhibit 10.28

Atlanta Office: 1870 The Exchange Suite 100 Atlanta, Georgia 30339-2021

August 31, 2017

VIA E MAIL — ccicolini@UPSICORP.com

Mr. Chris Cicolini, Managing Director

NYG Holdings, LLC

16 E. Patrick Street, Suite 300

Frederick, MD 21701

Re:           Termination of CAPSA Platform License Agreement

Dear Mr. Cicolini:

Reference is made to the CAPSA Platform License Agreement dated as of October 20, 2014 between NYG HOLDINGS, LLC ("NYGH") and CONSORTEUM HOLDINGS, INC. ("CSRH" and with NYGII, the "Parties" and each a "Party") pursuant to which NYGH granted a license to the CAPSA Platform, including all software and the Intellectual Property Rights therein, to CSRH on the terms and conditions set forth in such agreement (the "License Agreement"). Capitalized terms used herein but not defined herein shall be as defined in the License Agreement.

As you know, CSRH spent several years developing relationships and licensing agreements, including the License Agreement with NYGH, to enable it to participate in the emerging market of mobile gaming. In conjunction therewith, the Company hired a senior level software development team which spent about two years and millions of dollars in non-recurring engineering costs to develop a platform. In June 2015, facing severe capital constraints and unable to access additional capital, the Company (i) laid off its development team and ceased paying managers and advisors, (ii) suspended rent and related payments for its facilities, and (iii) was unable to satisfy significant payables due to third parties. CSRH never introduced its platform or any products into the market, never generated any revenue and never used the CAPSA Platform in any commercial way. Recently, the Company made a decision to recast its business to take advantage of other opportunities that have arisen that do not utilize the CAPSA Platform.

At the same time, we understand that, since the signing of the License Agreement, NYGH stepped away from the CAPSA Platform and did not invest in keeping the CAPSA Platform current. As a result, the technology has become obsolete. We further understand that NYGH discontinued its business in December 2016.

As neither the NYGH business nor the CSRH business utilizes the CAPSA Platform, which has become obsolete, the Parties have mutually agreed to terminate the License Agreement and for the rights, licenses and obligations of each of the Parties thereunder, including, without limitation, the obligation to pay fees and royalties pursuant to Article 2, the confidentiality obligations contained in Article 4 and the surviving rights and obligations set forth in Sections 6.7 and 6.8, to terminate and cease effective December 31, 2016. Further, each Party has mutually agreed to waive and release the other Party from any breaches of the License Agreement by the other Party that may have occurred during the term the License Agreement was in effect from the Effective Date through December 31, 2016.

This letter agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof This letter agreement may only be amended, modified or supplemented pursuant to an instrument in writing signed by each of the Parties.

Please acknowledge your agreement to the foregoing by signing your name in the space provided below and returning a copy to me.

We appreciate your support and send best wishes in all your future endeavors.

Very truly yours, CONSORTEUM HOLDINGS, INC. By: /s/ Craig Fielding Craig Fielding Chairman and CEO

ACCEPTED AND AGREED as of

August 31, 2017

NYG HOLDINGS, LLC

By: /s/ Chris Cieloni

Chris Cieloni

Managing Director